LAW OFFICES OF

                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567




                                 April 24, 1997



Scudder Funds Trust
Two International Place
Boston, MA  02110


     Re: Post-Effective Amendment No. 23 to Registration Statement on Form N-1A (File No. 2-73371 (the "Registration Statement")
          ----------------------------------------------------------------------

Gentlemen:

         Scudder Funds Trust, formerly Scudder Target Fund, (the "Trust") is a trust created under a written Declaration of Trust dated July 24, 1981, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated December 21, 1987 (as further amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares with a par value of $.01 per share ("Trust Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that the legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Trust Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Trust Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Trust Shares into two or more series. By instruments dated June 29, 1989 and March 7, 1990, the Trustees changed the names of five series of the Trust such that the then existing six series of the Trust were designated as follows: Scudder Zero Coupon 1990 Fund, Scudder Zero Coupon 1995 Fund, Scudder Zero Coupon 2000 Fund, Scudder Zero Coupon 2005 Fund, Scudder Zero Coupon 2010

Scudder Funds Trust

April 30, 1997
Page 2

Fund and Scudder Short Term Bond Fund. By written instrument dated December 31, 1990 and July 15, 1992, the Trustees abolished and dissolved the Scudder Zero Coupon 1990 Fund and Scudder Zero Coupon 1995 Fund. Shares of the Zero Coupon 1995 Fund were acquired by Scudder Short Term Bond Fund in exchange for shares of Scudder Short Term Bond Fund in a reorganization effective June 29, 1992.

         We understand that you are about to register under the Securities Act of 1933, 27,871,565 Shares (27,673,537 of Scudder Short Term Bond Fund and 198,028 of Scudder Zero Coupon 2000 Fund) by Post-Effective Amendment No. 23 to the Registration Statement.

         We are of the opinion that all necessary Trust action precedent to the issue of said 27,871,565 Shares, comprising the Shares covered by Post-Effective Amendment No. 23 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 23 to the Registration Statement.

                                                  Very truly yours,

                                                  /s/Dechert Price & Rhoads